EXHIBIT 99.1

SMTC Appoints Chief Financial Officer

SAN JOSE, Calif., Jan. 28, 2016 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced the appointment of Roger Dunfield as Chief Financial Officer.

Mr. Dunfield is an experienced finance executive with over 15 years of experience in the manufacturing industry.  He joins SMTC from Sanmina Corporation where he has been employed as Vice President, Finance & Controller in Sanmina’s Interconnect Division since 2010.  Prior to joining Sanmina, he held a number of finance positions of increasing responsibility for Merix Corporation.  Mr. Dunfield is an alumnus of PricewaterhouseCoopers LLP. He holds a bachelor's degree in Economics from Queen’s University at Kingston and an MBA from the University of Oregon.

“We are thrilled to welcome Roger to SMTC and are confident that his extensive financial expertise in the manufacturing industry and proven leadership will be a great asset for the strategic direction of the Company,” stated CEO and President Sushil Dhiman.

About SMTC Corporation:  SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with approximately 1,170 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (408) 934.7040
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (408) 934.7055
Email: publicrelations@smtc.com